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                                                                 EXHIBIT (C)(1)

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 17, 1998, among Emerging Communications, Inc., a Delaware corporation (the "Company"), Innovative Communication Corporation, a U.S. Virgin Islands corporation ("Purchaser"), and ICC Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."

                                   RECITALS

  WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders for Purchaser to acquire the shares of Common Stock, par value $0.01 per share of the Company, not currently owned by Innovative Communications Company, a Delaware limited liability company (the "Parent"), which owns all of the outstanding capital stock of the Purchaser upon the terms and subject to the conditions set forth herein; and

  WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                               THE TENDER OFFER

  1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days of the date hereof, the Purchaser will commence a tender offer (the "Offer") for all of the outstanding Shares that the Parent does not own at a price of $10.25 per Share in cash, net to the seller, subject to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, the Purchaser will promptly pay for all Shares duly tendered that it is obligated to purchase thereunder. The Company's Board of Directors and a majority of the Company's Independent Directors (as defined below) shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (as such statement may be amended or supplemented from time to time, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer; provided, however, that if the Company's Board of Directors determines that its fiduciary duties require it to amend or withdraw its recommendation, such amendment or withdrawal shall not constitute a breach of this Agreement. The Purchaser will not without the prior written consent of the Company decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought, change the conditions to the Offer or waive the Minimum Tender Condition (as defined on Annex A hereto). The Purchaser shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer set forth on Annex A hereto shall not have been satisfied or waived.

  (b) Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together, as either of them may be amended or supplemented from time to time, constitute the "Offer Documents"), and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and

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Purchaser and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

  (c) In connection with the Offer, the Company will cause its transfer agent to furnish promptly to the Purchaser a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

                                  ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

  2.2. The Merger. Subject to the terms and conditions of this Agreement and the Delaware Certificate of Merger (as defined below), at the Effective Time (as defined in Section 2.4) Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

  2.3. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

  2.4. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article IX hereof, the Company and Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time." At the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

  2.5. Merger Without Meeting of Stockholders. Notwithstanding Section 2.4 hereof, in the event that Purchaser, Merger Sub or any other subsidiary of Purchaser shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Purchaser or Merger Sub, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

                                  ARTICLE III

     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

  3.1. The Certificate of Incorporation. The Restated Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

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  3.2. The By-Laws. The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                                  ARTICLE IV

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

  4.1. Officers and Directors. The directors and officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  4.2. Actions by Directors. For purposes of Section 1.1(a), Article IX and Sections 10.3 and 10.4, no action taken by the Board of Directors of the Company prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company who are not officers of Purchaser or the Company or any affiliate of either of them (the "Independent Directors").

                                   ARTICLE V

              CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

  5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

    (a) At the Effective Time, each share of the Common Stock, par value $0.01 per share (the "Shares"), of the Company issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, the Purchaser, Merger Sub or any other direct or indirect subsidiary of the Parent (collectively, the "Purchaser Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company or Shares ("Dissenting Shares") which are held by stockholders ("Dissenting Stockholders") properly exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $10.25 or such greater amount which may be paid pursuant to the Offer. At the Effective Time, all Shares (other than Excluded Shares), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

    (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of Purchaser Companies or held in the Company's treasury or owned by the Company or any direct or indirect subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing Shares of the Company owned by any of the Purchaser Companies shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, the Surviving Corporation into which such Shares of the Company shall have been converted.

    (c) At the Effective Time, the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into that number of shares of common stock of the Surviving Corporation equal to the number of issued and outstanding Shares at the

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  Effective Time less the number of Excluded Shares. From and after the
  Effective Time, each outstanding certificate theretofore representing shares of Merger Sub shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, the Surviving Corporation into which such shares of Merger Sub shall have been converted.

  5.2. Payment for Shares. At or prior to the Effective Time, purchaser shall make available or cause to be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than holders of Excluded Shares) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty (180) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

  5.3 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of such Dissenting Stockholder's Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any person who otherwise would have been a Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such person shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

  5.4 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

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                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

  6.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Merger Sub that:

    (a) Corporate Authority. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (b) Fairness Opinion. The Board of Directors of the Company has received an opinion of Houlihan, Lokey, Howard and Zukin, dated the date hereof, to the effect that the offer and the Merger are fair, from a financial point of view, to the holders of Shares (other than Purchaser).

    (c) Schedule 14D-9; Offer Documents. The Schedule 14D-9 distributed to the Company's stockholders in connection with the Merger will not, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent, Purchaser or Merger Sub for inclusion in the Schedule 14D-9. None of the information supplied by the Company for inclusion in the Offer Documents or the Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any supplements or amendments thereto, the "Schedule 13E-3"), at the respective times such Offer Documents or the Schedule 13B-3 or any amendments or supplements thereto are filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company agrees to correct promptly any information in the
  Schedule 14D-9 or any information provided by it for use in the Offer Documents or the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

  6.2. Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to the Company that:

    (a) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Purchaser and its subsidiaries, taken as a whole. Purchaser owns record and beneficially all of the issued and outstanding shares of common stock of Merger Sub.

    (b) Corporate Authority. Each of Purchaser and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

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    (c) Governmental Filings; No Violations. (i) Other than filings by
  Purchaser of the certificate of merger under the DGCL and filings required under the Exchange Act (the "Purchaser Regulatory Filings"), no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any governmental entity or third party in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which could prevent or materially delay the transactions contemplated by this Agreement.

    (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub will not, constitute or result in a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws (or similar organizational documents) or any contract or agreement of Purchaser or Merger Sub.

    (d) Funds. Purchaser has received a commitment from the Rural Telephone Financial Corporation to provide the funds necessary to consummate the Offer and the Merger.

    (e) Offer Documents; Schedule 14D-9. The Offer Documents will not, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Purchaser or Merger Sub for inclusion in the
  Schedule 14D-9 or related materials or the Schedule 13E-3 at the respective times such Schedules or any amendments or supplements thereto are filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser and Merger Sub agree to correct promptly any information in the Offer Documents or any information provided by them for use in the Schedule 14D-9 or related materials or the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and Purchaser and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                                  ARTICLE VII

                                   COVENANTS

  7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement), the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact (including maintaining all of its Permits) and maintain its existing relations with customers, suppliers, employees and business associates and it will take no action that would adversely affect the ability of the parties to promptly consummate the transactions contemplated by this Agreement.

  7.2. Meetings of the Company's Stockholders. If required following termination of the Offer, the Company will take all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval provided, however, that nothing contained in this Section 7.2 shall prohibit the Company or its Board of Directors, or the representatives of either of them, from recommending to the stockholders of the Company against, or withdrawing, modifying or changing its recommendation to the stockholders with respect to, the Merger, if the Board of Directors determines, after consultation with counsel, that failure to do so would violate its fiduciary duty to the stockholders of the Company under applicable law. At any such meeting of the Company all of the Shares then owned by Purchaser Companies (including all Shares currently owned by the Purchaser Companies) will be voted in favor of this Agreement.

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  7.3. Filings; Other Action. Subject to the terms and conditions herein provided, (a) the Purchaser shall promptly make the Purchaser Regulatory Filings and thereafter make any other required submissions with respect to the Offer and the Merger and (b) the Company and the Purchaser shall use their respective best efforts to take promptly, or cause to be taken promptly, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

  7.4. Publicity. The initial press release issued in connection with the execution of this Agreement shall be a joint press release and thereafter the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any governmental entity or with any national securities exchange with respect thereto.

  7.5. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Surviving Corporation and Purchaser each agrees that it will indemnify and hold harmless each present and former director and/or officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company or any subsidiary of the Company prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement pursuant to
Section 7.5(b), losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law. The Surviving Corporation and Purchaser shall also advance expenses (including attorneys' fees), as incurred by the indemnified Party to the fullest extent permitted under applicable law provided such indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

  (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.5, upon learning of any such Claim, shall promptly notify the Surviving Corporation and Purchaser thereof, but the failure to so notify shall not relieve the Surviving Corporation or Purchaser of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation and Purchaser shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation and Purchaser, respectively, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

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  (c) If a claim for indemnification or advancement under this Section 7.5 is not paid in full by the Surviving Corporation or Purchaser within thirty days after a written claim therefor has been received by the Surviving Corporation or Purchaser, the Indemnified Party may any time thereafter bring suit against the Surviving Corporation or Purchaser to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such claims.

  Neither the failure of the Surviving Corporation or Purchaser (including their Boards of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the Surviving Corporation or Purchaser (including their Boards of Directors, independent legal counsel, or shareholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

  (d) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance or equivalent liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200 percent of the Current Premium.

    (e) In lieu of the insurance arrangement referred to in clause (d) of this Section 7.5, the Surviving Corporation may, on or before the expiration of the Offer, enter into alternative insurance arrangements provided that such arrangements are approved by the Independent Directors and Purchaser.

  7.6. Other Agreements.

    (a) Takeover Statute. If any "fair price," "control share acquisition" or similar anti-takeover statute or regulation shall become applicable to the Merger, the Offer or the other transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

    (b) Best Efforts and Cooperation. The Company and Purchaser each shall use (and shall cause its subsidiaries to use) its best efforts to cause the conditions set forth in Article VIII to be satisfied and to consummate the Merger and the other transactions contemplated by this Agreement.

    (c) Purchaser Vote. Purchaser shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares (including all Shares currently owned) and any shares of common stock of Merger Sub beneficially owned by it, the Parent or any of their respective subsidiaries or with respect to which it, the Parent or any of their respective subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

    (d) Consents. Each Purchaser Company shall, and shall cause each of its respective subsidiaries to, use its and their reasonable best efforts to obtain prior to the Effective Time all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be made or obtained by any Purchaser Company with or from any third Person including any Governmental Entity in connection with the Offer and the Merger and which are necessary for the consummation of the Offer and the Merger and the other transactions contemplated thereby.

  7.7. Certain Amendments to the Certificate of Incorporation and By-laws of the Surviving Corporation. No amendment to the Certificate of Incorporation or By-laws of the Surviving Corporation shall reduce in any way the elimination of personal liability of the directors of the Company contained therein or adversely affect any then existing right of any director or officer (or former director or officer) to be indemnified with respect to acts, omissions or events occurring prior to the Effective Time.

                                 ARTICLE VIII

                                  CONDITIONS

  8.1. Conditions to Obligations of Parties. The respective obligations of the parties to consummate the Merger are subject to the fulfillment of each of the following conditions:


    (a) Stockholder Approval. In the event of a Company stockholder meeting pursuant to Section 7.2, this Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of the Company;

    (b) Purchase of Shares. The Purchaser (or one of Purchaser Companies) shall have purchased Shares pursuant to the Offer; and

    (c) Litigation. No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

                                  ARTICLE IX

                                  TERMINATION

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

  9.2. Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if: (i) the Purchaser, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; provided that the right to terminate this Agreement under this Section 9.2 (i) shall not be available to the Purchaser or any Purchaser Company whose failure to fulfill any obligation under this Agreement has been the cause or results in the failure to purchase such Shares; and provided, further, that in the case of termination of this Agreement by Purchaser, such termination of the Offer is not in violation of the terms of the Offer; or
(ii) without fault of the terminating party, the Merger shall not have been consummated by December 31, 1999, whether or not such date is before or after the approval by holders of Shares.

  9.3. Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser, if: (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination; or (ii) the Board of Directors of the Company or the Independent Directors shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or the Board of Directors of the Company or the Independent Directors, upon request by Purchaser, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing.

  9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors of the Company, if Purchaser or Merger Sub (i) shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at or prior to such date of termination or (ii) shall have failed to commence the Offer within the time required in Section 1.1.

  9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in
Section 10.2 below and except that nothing herein will relieve any party from any liability or damages for any breach of this Agreement.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

  10.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

  10.2. Survival. The agreements of the Company, Purchaser and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.5, 7.7, and 10.1 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in Section 9.5 and this Article X shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  10.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  10.6. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

  10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

  if to Purchaser or Merger Sub

  Innovative Communications Corporation
  5 and 10A Estate Shoys
  St. Croix, U.S. Virgin Islands 00820
  Attention: Jeffrey J. Prosser

  with a copy to:

  Roger Meltzer, Esq.
  Cahill Gordon & Reindel
  80 Pine Street
  New York, NY 10005

  if to the Company

  Emerging Communications, Inc.
  Chase Financial Center
  Orange Grove Christiansted
  St. Croix, U.S. Virgin Islands 00821
  Attention: Thomas Minnich

  with a copy to:

  William P. Schwitter, Esq.
  Paul, Hastings, Janofsky & Walker LLP
  399 Park Avenue
  New York, N.Y. 10022

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

  10.8. Entire Agreement. This Agreement (including any annexes exhibits or Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

  10.9. No Third Party Beneficiaries. Except as provided in Sections 7.5 (Indemnification; Directors' and Officers' Insurance) and 7.7 (Certain Amendments to the Certificate of Incorporation and By-laws of the Surviving Corporation), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

  10.10. Obligations of Purchaser and of the Company. Whenever this Agreement requires Merger Sub or, after the Effective Time, the Surviving Corporation, to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub or the Surviving Corporation, respectively, to take such action, including providing the requisite funds to purchase Shares or make any other payment obligation. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such subsidiary to take such action.

  10.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  10.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  10.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

  10.14. Definition of "Subsidiary" and "Person". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When a reference is made in this Agreement to a person, the word "person" means and includes any natural person, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or political subdivision, regulatory body or other entity.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          Emerging Communications, Inc.

                                                   /s/ Thomas R. Minnich
                                          By:__________________________________
                                            Name: Thomas R. Minnich
                                            Title:Chief Operating Officer
                                          Innovative Communication Corporation

                                                  /s/ Jeffrey J. Prosser
                                          By:__________________________________
                                            Name:Jeffrey J. Prosser
                                            Title:President

                                          ICC Merger Sub Corporation

                                                  /s/ Jeffrey J. Prosser
                                          By:__________________________________
                                            Name:Jeffrey J. Prosser
                                            Title:President

                                                                        ANNEX A

  Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Purchaser shall not be obligated to accept for payment any Shares or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) or pay for, and may delay the acceptance for payment of or payment for, any tendered Shares unless (I) there have been validly tendered and not withdrawn prior to the expiration date of the Offer a majority of the outstanding Shares not beneficially owned directly or indirectly by the Parent or its affiliates as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"), or (II) the Purchaser shall have received funds sufficient to purchase all Shares tendered in the Offer and to pay the Merger Consideration or (III) if on or after August 24, 1998, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

    (a) there shall be any statute, rule, regulation, judgment, injunction or other order, enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any government, legislative body, court or governmental, regulatory or administrative agency, authority, tribunal or commission, domestic, supranational or foreign (each, a "Governmental Entity"), (i) challenging the legality of the acquisition by the Purchaser of the Shares; (ii) restraining, delaying or prohibiting the making or consummation of the Offer or the Merger or obtaining from the Parent, Company, Purchaser or the Merger Sub any damages in connection therewith; (iii) imposing limitations on the ability of Parent, Purchaser or Merger Sub (or any affiliate of Parent, Purchaser or the Merger Sub) to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company or (iv) having a substantial likelihood of any of the foregoing.

    (b) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

    (c) the Company shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the Agreement or any representation or warranty of the Company set forth in the Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

    (d) any change, including, without limitation, any change arising out of or related to any natural disaster (including hurricanes and earthquakes), shall have occurred or been threatened or become known (or any condition, event or development shall have occurred or been threatened or become known involving a prospective change) in the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or any of its subsidiaries that could reasonably be expected to be materially adverse to the Company and its subsidiaries taken as a whole (a "Material Adverse Effect");

    (e) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be made or obtained by the Parent, Company, Purchaser, the Merger Sub or any stockholder of Purchaser with or from any Governmental Entity in connection with the Offer and the Merger shall not have been made or obtained except where the failure to make or to obtain, as the case may be, such consents, registrations, approvals, permits, authorizations, notices, reports or other filings could not reasonably be expected to have a Material Adverse Effect;

    (f) the Special Committee of the Board of Directors shall have adversely amended or modified or shall have withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by Parent, Purchaser or Merger Sub, or shall have resolved to do any of the foregoing; or

    (g) the Agreement shall have been terminated in accordance with its terms or the Merger Sub shall have reached an agreement or understanding with the Special Committee providing for termination of the Offer which, in the reasonable judgment of the Purchaser with respect to each and every matter referred to above, and regardless of the circumstances (including any action or inaction by the Parent, Merger Sub, Purchaser or any affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser, Merger Sub or any affiliate of Parent) giving rise to any such conditions or, subject to the terms of the Merger Agreement, may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described above will be final and binding on all holders of the Shares.


                                       2